Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Veea Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2024 Plan Common Stock, $0.0001 par value per share	(1)	Other	3,182,227	$0.63	$2,004,803.01	0.0001381	$276.86
Equity	2024 Plan Common Stock, $0.0001 par value per share	(2)	Other	2,330,000	$0.66	$1,537,800.00	0.0001381	$212.37

Total Offering Amounts:						$3,542,603.01		489.23
Total Fee Offsets:								0.00
Net Fee Due:								$489.23

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock (“Common Stock”) of Veea Inc. (the “Registrant”) that become issuable under the Registrant’s 2024 Incentive Equity Plan, as amended (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Rule 457(c) and Rule 457(h)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(i0of the Securities Act based upon the average of the high $0.65 and low $0.60 sale prices of the shares of Common Stock of the Company on January 23, 2026, as reported on Nasdaq.

(2)	Pursuant to Rule 416(a) under the Securities Act this Registration Statement shall also cover any additional shares of Common Stock the Registrant that become issuable under the 2024 Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Rule 457(h).

Equal to the exercise price of the stock options.